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                                                                    EXHIBIT 99.1



The following news release was distributed via PR Newswire at 8:15 a.m. EST on Friday, November 17, 2000:

MECHANICAL DYNAMICS TO ACQUIRE ESTECH CAE FIRM FROM NISSAN; WILL EXPAND PRESENCE AND MEET STRONG DEMAND IN ASIA/PACIFIC REGION

ANN ARBOR, Mich. - Mechanical Dynamics, Inc. (Nasdaq: MDII), a worldwide provider of functional virtual prototyping software and services, announced today that it has reached a definitive agreement with Nissan Motor of Japan and Structural Dynamics Research Corporation (SDRC) to acquire their joint interests in ESTECH, a computer-aided engineering (CAE) service provider based in Yokohama, Japan.

"This acquisition fits extremely well into our plans for expansion in the Asia/Pacific region," said Michael E. Korybalski, chairman and CEO of Mechanical Dynamics. "There is strong demand for our functional virtual prototyping solutions in that part of the world, as evidenced by the strong growth we've seen in Asia/Pacific, particularly Japan, over the past several quarters. ESTECH has an excellent reputation, especially in the automotive industry, and this will be of significant benefit as we deploy our Functional Digital Car solution to auto manufacturers throughout the region."

ESTECH (Engineering Solutions & TECHnology) was founded in 1989 and has worked with more than 100 clients in that time, including nine of the 11 Japan-based automotive manufacturers. The company employs 43 people in six engineering groups, with one group dedicated to the use of ADAMS(R), Mechanical Dynamics' flagship functional virtual prototyping software.

"ESTECH is unique within the Asian region in that they use ADAMS and finite element analysis in conjunction with testing technology to solve engineering problems," said Raymond J. Gaynor, Mechanical Dynamics' vice president of Asia/Pacific Operations. "The integration of functional virtual prototyping and physical testing is a key initiative for Mechanical Dynamics, and we see strong synergies between that goal and the expertise ESTECH has developed."

Gaynor said key initiatives ESTECH will promote with their clients include simulation and testing in noise, vibration and harshness (NVH) and durability. Mechanical Dynamics has been developing solutions in these two critical areas of vehicle development, and will introduce ADAMS(R)/Vibration and ADAMS(R)/Durability in November 2000 as part of the release of ADAMS Version
11.0. Along with ADAMS(R)/Car and ADAMS(R)/Engine, these products form the basis of Mechanical Dynamics' Functional Digital Car(TM), a virtual prototype of a complete vehicle for performance simulation, testing, and optimization.

Under the terms of the agreement, ESTECH will become a wholly owned subsidiary of Mechanical Dynamics. The total purchase price, less ESTECH cash, is expected to approximate $5.0 million, including other acquisition-related costs. Pursuant to the agreement, the purchase price will be adjusted to reflect any change in the net assets of ESTECH from March 31, 2000 through the closing date, which is expected to occur within 30 days. Total revenue for ESTECH for its fiscal year ended March 31, 2000 approximated $6.6 million. Excluding any one-time acquisition-related charges, the transaction is expected to be neutral to Mechanical Dynamics' fourth-quarter 2000 earnings and accretive to the company's calendar year 2001 earnings.

Koreyuki Yamamoto, president of ESTECH, said, "We have worked with Mechanical Dynamics throughout the years and have established an excellent relationship with them. We've found ADAMS technology invaluable in assisting our clients with complex engineering problems. Becoming part of Mechanical Dynamics' operation in Asia offers ESTECH an exciting opportunity to significantly expand our business."

ESTECH will work with Mechanical Dynamics Japan to provide total functional virtual prototyping solutions throughout the region. Shunichi Yamauchi, president of Mechanical Dynamics Japan, will continue to serve as Japan country manager for Mechanical Dynamics and will oversee ESTECH operations.



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Except for historical information contained herein, some matters discussed in this news release constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those projected. These include possible delays in developing, completing, or shipping new or enhanced products, as well as other risks and uncertainties that are detailed from time to time in reports filed by Mechanical Dynamics, Inc. with the Securities and Exchange Commission, including Mechanical Dynamics, Inc.'s 1999 Annual Report and Form 10-K and most recent Quarterly Report on Form 10-Q.

Mechanical Dynamics pioneered the field of mechanical system simulation with its market-leading ADAMS(R) software, and remains committed to extending the capabilities of this technology to benefit manufacturers in every industry worldwide. Engineering teams use ADAMS to build and test functional virtual prototypes of their complex mechanical system designs. Along with getting to market faster and at lower cost, the company's functional virtual prototyping solutions provide closer integration between manufacturers and their suppliers; increased communication among design, analysis, and engineering teams; and the ability to manage the risks of the design process through more and better information earlier in the cycle.

Mechanical Dynamics also offers extensive implementation services, including consulting and training. In this way, the company partners with its customers to help reduce the time, costs, and risks of the product development process and meet the "Smarter to Market(TM)" challenge.

Additional information about Mechanical Dynamics can be obtained by writing to the company at 2301 Commonwealth Boulevard, Ann Arbor, Michigan 48105. Phone:
734-994-3800. Fax: 734-994-6418. E-mail: info@adams.com. Online: www.adams.com.


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Editor's advisory: ADAMS and the Mechanical Dynamics logo are registered trademarks of Mechanical Dynamics, Inc. All other company, brand, or product names are or may be trademarks of their respective holders.











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